Exhibit 4.7

AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of June 17, 2021, by and between Ardmore Shipping Corporation, a Marshall Islands corporation (the “Company”) and ARF Innovation, LLC, a Delaware limited liability company (the “Purchaser”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Purchaser are parties to that certain Preferred Stock Purchase Agreement, dated as of June 3, 2021 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 9.4 of the Purchase Agreement, the Purchase Agreement shall not be amended, modified or supplemented except by a written instrument signed by each Party to the Purchase Agreement; and

WHEREAS, the Company and the Purchaser desire to amend the Purchase Agreement as set forth below.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Amendment and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto hereby agree as follows:

1.Amendment to Purchase Agreement.  Section 3.1(z) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(i) An aggregate of 50,000 shares of Preferred Stock have been authorized pursuant to the Statement of Designation and no other shares of Preferred Stock have been authorized for issuance and (ii) other than the sale and issuance of the Shares to the Purchaser at the First Closing and the Second Closing (if applicable), the Company has no other agreement to sell and has not offered or sold any shares of Preferred Stock to any other Person.”

2.Amendment to Form of Registration Rights Agreement.  The first Recital in the form of Registration Rights Agreement attached as Exhibit H to the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, pursuant to the Preferred Stock Purchase Agreement dated as of June 3, 2021, by and between the Company and the Investor, as the same may be amended, supplemented or otherwise modified from time to time (the “Purchase Agreement”), the Company has agreed to issue and sell to the Investor and the Investor has agreed to purchase from the Company, the Shares (as defined below) on the terms and subject to the conditions of the Purchase Agreement.

3.Amendments to Form of Statement of Designation.  The second paragraph in the form of Statement of Designation attached as Exhibit I to the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

 The Board of Directors of the Corporation has adopted the following resolution creating a series of 50,000 preferred shares of the Corporation designated as “8.5% Cumulative Redeemable Perpetual Preferred Shares—Series A.”  Terms used herein shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires.

Section 2(a) of the form of Statement of Designation attached as Exhibit I to the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(a)Number.  The authorized number of Series A Preferred Shares shall be 50,000.  Subject to Section 5(b)(2), the authorized number of Series A Preferred Shares may be increased by resolution of the Board of Directors.  Series A Preferred Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued preferred shares, undesignated as to series. The Series A Preferred Shares will be represented by one or more certificates registered in the name of the applicable Holder or, if requested by Holder, in book-entry form.

4.Representations and Warranties.  The representations and warranties of the Parties in the Purchase Agreement are true and correct in all respects on and as of the date hereof.

5.Full Force and Effect.  Other than as amended in accordance with the terms hereof, the terms of the Purchase Agreement remain in full force and effect.  Except as contemplated by this Amendment, this Amendment shall not operate as a waiver of any condition or obligation imposed on the Parties under the Purchase Agreement.

6.Successors and Assigns.  The provisions of this Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.Execution in Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.  Delivery of .pdf or other electronic copies of this Amendment executed by a Party shall be deemed delivery of an original executed copy of this Amendment by such Party.

8.Governing Law.  This Amendment shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to its conflict of laws principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

ARDMORE SHIPPING CORPORATION

By:	/s/ Anthony Gurnee
Name:	Anthony Gurnee
Title	Chief Executive Officer

PURCHASER:

ARF INNOVATION, LLC

By:	Maritime Partners, LLC, its Manager

By:	/s/ E. Bickford Brooks
Name:	E. Bickford Brooks
Title:	President